EXHIBIT 99.1

CONTINENTAL MATERIALS CORPORATION

225 WEST WACKER DRIVE, SUITE 1800

CHICAGO, IL 60606-1229

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Nichter
(312) 541-7207

CONTINENTAL MATERIALS CORPORATION REPORTS

SECOND QUARTER RESULTS

CHICAGO, August 12 — Continental Materials Corporation (AMEX; CUO) today reported net income of $839,000, 48 cents per diluted share for its second quarter, on sales of $34,577,000.  In the prior year’s quarter, net income was $1,011,000, 56 cents per diluted share on sales of $34,620,000.

A decline in sales in the heating and air conditioning segment was largely offset by gains in the construction materials segment.  The majority of the decline in the heating and air conditioning segment was the result of losing a portion of the evaporative cooler business at a large retail customer exacerbated by less than ideal weather conditions during the current quarter.  The construction materials segment reported an increase in sales driven by strong sales of doors and supplies and an increase in concrete volume.  Concrete volumes increased in the Denver and Pueblo markets.  However, the Denver market continues to experience intense price competition and lower profit margins.

Operating income for the 2004 quarter declined reflecting the above noted reduced concrete prices in Denver as well as higher raw material/commodity prices.  Increased steel, copper and aluminum prices negatively impacted margins in the heating and air conditioning segment while higher cement and gasoline prices negatively affected margins in the construction materials segment.

Other income increased due to the sale of a west Pueblo property during the 2004 quarter.

For the first six months of 2004, net income was $476,000, 27 cents per diluted share.  In the prior year, the company reported a net loss of $385,000, 22 cents per diluted share.

Consolidated sales for the six-month period increased $3,523,000 to $61,824,000.  Sales in the construction materials segment improved for the reasons noted above as well as milder weather in Colorado during March 2004 compared to 2003.  The heating and air conditioning segment reported a slight decrease primarily due to the decline in evaporative cooler sales during the second quarter of 2004 as noted above.

The improved operating results for the six-month period ended July 3, 2004 over the prior year period is the result of progress made during the first quarter of 2004.  Increased sales volume in both segments along with some lower operating costs, particularly maintenance, and increased labor efficiency in the construction materials segment during the first quarter of 2004 combined to dramatically reduce the operating loss when compared to the first three months of 2003.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended January 3, 2004 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond the company’s ability to control or predict.  Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading.  For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003

Sales	$4,577,000	$4,620,000	$61,824,000	$58,301,000

Operating income (loss)	$1,249,000	$1,834,000	$833,000	$(302,000)

Interest expense, net	(155,000)	(198,000)	(311,000)	(359,000)

Other income	217,000	22,000	222,000	68,000

Income (loss) before income taxes	$1,311,000	$1,658,000	$744,000	$(593,000)

Provision (benefit) for income taxes	472,000	647,000	268,000	(208,000)

Net income (loss)	$839,000	$1,011,000	$476,000	$(385,000)

Basic earnings (loss) per share	$.50	$.57	$.28	$(.22)
Average shares outstanding	1,695,000	1,765,000	1,704,000	1,773,000

Diluted earnings (loss) per share	$.48	$.56	$.27	$(.22)
Average shares outstanding	1,731,000	1,799,000	1,740,000	1,773,000